[Letterhead of Willkie, Farr & Gallagher]



[Date]




Smith Barney Managed Municipals Fund Inc.
388 Greenwich Street
New York, New York  10013

Greenwich Street Municipal Fund Inc.
388 Greenwich Street
New York, New York  10013


Ladies and Gentlemen:

You have asked us for our opinion concerning certain federal income tax consequences to (a) Greenwich
Street Municipal Fund Inc., a Maryland corporation (the "Acquired Fund"),
(b) Smith Barney Managed
Municipals Fund Inc., a Maryland corporation (the "Acquiring Fund"), and (c) holders of shares of common stock in the Acquired Fund ("Acquired Fund Shareholders") when Acquired Fund Shareholders receive shares of common stock of the Acquiring Fund (the "Acquiring
Fund Shares") in exchange for
their interests in the Acquired Fund pursuant to an acquisition by the Acquiring Fund of all or substantially all of the assets of the Acquired Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of scheduled liabilities of the Acquired Fund (the "Reorganization"), all pursuant to an agreement and plan of reorganization.
We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document so to execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquired Fund and the Acquiring Fund set forth in the Registration
Statement on Form N-14 (the "Registration Statement") filed by the Acquiring Fund with the Securities and Exchange Commission and representations made in letters from the Acquired Fund and the Acquiring
Fund addressed to us for our use in rendering this opinion. We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate. Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Registration Statement.
The conclusions expressed herein are based upon the Internal Revenue
Code of 1986, as amended (the
"Code"), Treasury regulations issued thereunder, published rulings and procedures of the Internal
Revenue Service and judicial decisions, all as in effect on the date of this letter.
Based upon the foregoing, we are of the opinion that for federal income tax purposes:
(a) the transfer of all or substantially all of the Acquired Fund's
(b) assets in exchange for the
Acquiring Fund Shares and the assumption by the Acquiring Fund of certain scheduled liabilities of the Acquired Fund, and the distribution of such Acquiring Fund Shares to shareholders of the Acquired Fund in exchange for their shares of the Acquired Fund, will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code, and the Acquiring Fund and the Acquired Fund are each a "party to a reorganization" within the meaning of Section 368(b) of the Code;
(c) no gain or loss will be recognized by the Acquiring Fund on
(d) the receipt of the assets of
the Acquired Fund in exchange for the Acquiring Fund Shares and the assumption by the
Acquiring Fund of certain scheduled liabilities of the Acquired Fund;
(c) no gain or loss will be recognized by the Acquired Fund upon the
(d) transfer of the Acquired
Fund's assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of certain scheduled liabilities of the
 Acquired Fund or
upon the distribution (whether actual or constructive) of the Acquiring
 Fund Shares to the
Acquired Fund's shareholders;

(e) no gain or loss will be recognized by shareholders of the Acquired
(f) Fund upon the exchange
of their Acquired Fund shares for the Acquiring Fund Shares and the assumption by the
Acquiring Fund of certain scheduled liabilities of the Acquired Fund;
(e) the aggregate tax basis for the Acquiring Fund Shares received by
(f) each of the Acquired
Fund's shareholders pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares held by such shareholder immediately prior to the
Reorganization, and the holding period of the Acquiring Fund Shares to be received by each
Acquired Fund Shareholder will include the period during which the Acquired Fund shares exchanged therefor were held by such shareholder (provided that the Acquired Fund shares were held as capital assets on the date of the Reorganization); and
(g) the tax basis to the Acquiring Fund of the Acquired Fund's assets
(h) acquired by the
Acquiring Fund will be the same as the tax basis of such assets to the
 Acquired Fund
immediately prior to the Reorganization, and the holding period of the assets of the
Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund.

Very truly yours,









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